Exhibit 1
Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Dated: October 22, 2012

/s/ KENNETH G. LANGONE
Kenneth G. Langone

INVEMED ASSOCIATES LLC

By: /s/ KENNETH G. LANGONE
Name: Kenneth G. Langone
Title: President and Chief Executive Officer